Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Second Quarter 2020 Results

HOLLAND, Mich. (July 23, 2020) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the second quarter of 2020.

•	Net income of $7.6 million in second quarter 2020 versus $8.0 million in second quarter 2019 – down 5%
•	Provision for loan losses of $1.0 million in second quarter 2020, up from negative $200,000 in second quarter 2019, primarily due to a loan charge-off of $4.1 million recorded in second quarter 2020
•	Net interest margin decreased to 2.74% in second quarter 2020 versus 3.45% in second quarter 2019 due to federal funds rate rate decreases since then and high on-balance sheet liquidity
•	Origination of $336 million in Paycheck Protection Program (PPP) loans in second quarter 2020
•	Growth in noninterest income of $756,000 (15%) from second quarter 2019 driven by increased residential mortgage volume
•	Reduction in total non-interest expense – down $830,000 (7%) from second quarter 2019
•	Loan portfolio balances up by $219.2 million (16%) from second quarter 2019, driven by PPP loans
•	Core deposit balances up by $457.2 million (28%) from second quarter 2019
•	Capital and liquidity levels remain strong

Macatawa reported net income of $7.6 million, or $0.22 per diluted share, in the second quarter 2020 compared to $8.0 million, or $0.24 per diluted share, in the second quarter 2019.

“We are pleased to report solid profitability for the second quarter of 2020,” said Ronald L. Haan, President and CEO of the Company.  “The COVID-19 pandemic has had a significant impact on our community, but the Bank has proven resilient and consistent in serving the financial needs of our customers and our community.  We were active participants in the Small Business Administration’s Paycheck Protection Program (PPP) and originated 1,635 PPP loans totaling $336 million in the second quarter of 2020.  The loans were distributed to many local small businesses in order to protect jobs and allow continued paychecks to employees in those companies.  Despite the challenging environment in the second quarter of 2020, we produced $7.6 million in earnings for the quarter.  Mortgage gains in the second quarter of 2020 were three times higher than a year ago and more than offset the reduction in net interest income caused by the significant decrease in market interest rates in 2020. An increase in provision for loan losses was the primary cause for the reduction in net income in the second quarter of 2020 compared to the second quarter of 2019.  We experienced a chargeoff of $4.1 million on a single loan relationship in the second quarter of 2020.  This was a bankruptcy liquidation, and the COVID-19 environment significantly impacted the level of bids on the borrower’s properties, which were primarily movie theatres.  This was our only borrower in that particular industry, so we believe this to be an isolated loss incident.”

Macatawa Bank Corporation 2Q Results / page 2 of 6

Mr. Haan concluded:  “We will continue to experience challenges relating to the impact of COVID-19 on our customers and our business.  We have actively worked with our borrowers to provide payment relief where possible while protecting the Bank’s position.  We provided short-term modifications on $248.8 million of loans in the second quarter of 2020.  Our capital levels significantly exceed regulatory requirements, and we believe our strong balance sheet should provide the strength and stability to weather these difficult times.”

Operating Results
Net interest income for the second quarter 2020 totaled $15.0 million, a decrease of $256,000 from the first quarter 2020 and a decrease of $908,000 from the second quarter 2019.  Net interest margin for the second quarter 2020 was 2.74 percent, down 51 basis points from the first quarter 2020, and down 71 basis points from the second quarter 2019.  Net interest income for the second quarter 2020 benefitted from amortization of $938,000 in fees from loans issued under the PPP in the second quarter 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees will be recognized into interest income.  Forgiveness applications are expected to begin in the third quarter of 2020 and, as such, the Bank expects the related fee income amortization to accelerate in the third and fourth quarters of 2020, positively impacting net interest income.  Net interest margin was negatively impacted in the second quarter 2020 by the PPP loans carrying an interest rate of 1.00 percent.  These low-yielding loans caused a six basis point decrease in net interest margin in the second quarter 2020.  Even more significant was the impact of the 225 basis point decrease in the federal funds rate between second quarter 2019 and second quarter 2020.  Floor rates established by the Bank on its variable rate loans over recent years served to soften the negative impact on net interest income of these federal funds rate rate decreases.  Without these floors, net interest income would have been lower than stated by approximately $1 million.   Higher balances of overnight funds receiving interest of just 10 basis points also negatively impacted net interest margin for the second quarter of 2020.  Positively impacting net interest margin for the second quarter 2020 were prepayment fees on commercial loans of $113,000, primarily related to one commercial relationship.  Prepayment fees on commercial loans were only $70,000 in the first quarter 2020 and $6,000 in the second quarter 2019.

Average interest earning assets for the second quarter 2020 increased $319.0 million from the first quarter 2020 and were up $355.8 million from the second quarter 2019.  The addition of $344 million in PPP loans in the second quarter 2020 was the primary reason for the increase in average interest earning assets.

Non-interest income increased $895,000 in the second quarter 2020 compared to the first quarter 2020 and increased $756,000 from the second quarter 2019.  These changes were largely due to fluctuations in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the second quarter 2020 were up $1.2 million compared to the first quarter 2020 and were up $1.2 million from the second quarter 2019.  The Bank originated $50.1 million in mortgage loans for sale in the second quarter 2020 compared to $29.4 million in the first quarter 2020 and $21.4 million in the second quarter 2019.  Deposit service charges were down $250,000 in the second quarter 2020 compared to the first quarter 2020 and were down $218,000 compared to the second quarter 2019 due to lower overdraft fees as customers have generally retained higher deposit balances due to uncertainty related to the COVID-19 pandemic.

Macatawa Bank Corporation 2Q Results / page 3 of 6

Non-interest expense was $10.5 million for the second quarter 2020, compared to $11.7 million for the first quarter 2020 and $11.3 million for the second quarter 2019.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $925,000 compared to the first quarter 2020 and were down $613,000 compared to the second quarter 2019.  The decreases compared to the first quarter 2020 and second quarter 2019 were due to a combination of actions taken to mitigate the negative effects of the COVID-19 shutdown of the economy, including personnel freezes, suspension of salary increases for senior management, and suspension of 401k matching contributions and bonus accruals.  Also causing expense decreases were lower claims experience in the Bank’s medical insurance plan and higher cost deferrals from commercial loan production of 1,635 PPP loans.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q2 2020 to Q1 2020	Q2 2020 To Q2 2019

Salaries and other compensation	$(117)	$56
Salary deferral from commercial loans	(388)	(310)
Bonus accrual	(215)	(228)
Mortgage production – variable comp	150	202
401k matching contributions	(155)	(120)
Medical insurance costs	(200)	(213)
Total change in salaries and benefits	$(925)	$(613)

Nonperforming asset expenses remained low in the second quarter 2020 at just $17,000 compared to $61,000 in the first quarter 2020 and $15,000 in the second quarter 2019.  There were no sales of foreclosed properties in the first two quarters of 2020, while net gains of $34,000 were incurred on sales in the second quarter 2019.   FDIC assessment expense was $76,000 in the second quarter 2020.  There was no FDIC assessment expense in the first quarter 2020 as the FDIC assessment credits fully covered the assessment in the first quarter 2020.  All of the Bank’s FDIC assessment credits have been applied in the second quarter 2020, so expense will increase slightly in the third quarter 2020.  Other categories of non-interest expense were relatively flat compared to the first quarter 2020 and the second quarter 2019 due to a continued focus on expense management.

Federal income tax expense was $1.8 million for the second quarter 2020 compared to $1.4 million for the first quarter 2020 and $1.9 million for the second quarter 2019.  The effective tax rate was 18.7 percent for the second quarter 2020, compared to 18.2 percent for the first quarter 2020 and 19.3 percent for the second quarter 2019.

Asset Quality
A provision for loan losses of $1.0 million was recorded in the second quarter of 2020 compared to a negative provision of $200,000 in the second quarter 2019.  Net loan chargeoffs for the second quarter 2020 were $4.0 million, compared to first quarter 2020 net loan recoveries of $989,000 and second quarter 2019 net loan recoveries of $194,000.  The large provision in the second quarter 2020 was primarily due to a $4.1 million charge-off on a single loan relationship in the movie theater business.  The Bank has no other borrowers in that particular industry, so the Bank believes the loss was an isolated incident.  At June 30, 2020, the Company had experienced net loan recoveries in twenty of the past twenty-two quarters.  Partially offsetting the downward impact on the allowance for loan losses of the large charge-off was the significant reduction in total loan balances which decreased by $168 million, excluding PPP loans, during the second quarter 2020.  Delinquencies were up at June 30, 2020 due primarily to the remaining balance of the movie theater loan being in the process of liquidation.  Total loans past due on payments by 30 days or more amounted to $3.3 million at June 30, 2020, up from $513,000 at March 31, 2020 and up from $360,000 at June 30, 2019.  Delinquency as a percentage of total loans was 0.21 percent at June 30, 2020, still well

Macatawa Bank Corporation 2Q Results / page 4 of 6

below the Company’s peer level.

The allowance for loan losses of $15.9 million was 1.01 percent of total loans at June 30, 2020, compared to 1.35 percent of total loans at March 31, 2020, and 1.26 percent at June 30, 2019.  The ratio at June 30, 2020 includes the $336 million in PPP loans originated during the quarter, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio at June 30, 2020 excluding PPP loans was 1.29%.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 536 percent as of June 30, 2020.

At June 30, 2020, the Company’s nonperforming loans were $3.0 million, representing 0.19 percent of total loans.  This compares to $7.2 million (0.52 percent of total loans) at March 31, 2020 and $293,000 (0.02 percent of total loans) at June 30, 2019.  Other real estate owned and repossessed assets were $2.6 million at June 30, 2020, compared to $2.6 million at March 31, 2020 and $3.1 million at June 30, 2019. Total non-performing assets, including other real estate owned and nonperforming loans, were $5.6 million, or 0.23 percent of total assets, at June 30, 2020.  Total nonperforming assets, including other real estate owned and nonperforming loans, increased by $2.2 million from June 30, 2019 to June 30, 2020 due to the addition of a single commercial loan relationship to nonaccrual status in the first quarter 2020, $4.1 million of which was charged-off in the second quarter 2020.  The remaining balance of this single commercial loan relationship is deemed fully collectible.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019

Commercial Real Estate	$2,857	$5,908	$98	$102	$102
Commercial and Industrial	---	1,211	---	---	---
Total Commercial Loans	2,857	7,119	98	102	102
Residential Mortgage Loans	100	103	105	109	191
Consumer Loans	---	8	---	---	---
Total Non-Performing Loans	$2,957	$7,230	$203	$211	$293

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019

Non-Performing Loans	$2,957	$7,230	$203	$211	$293
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,624	2,626	2,748	3,109	3,067
Total Non-Performing Assets	$5,581	$9,856	$2,951	$3,320	$3,360

Balance Sheet, Liquidity and Capital

Total assets were $2.45 billion at June 30, 2020, an increase of $420.1 million from $2.03 billion at March 31, 2020 and an increase of $472.7 million from $1.98 billion at June 30, 2019.  Assets were elevated at June 30, 2020 due to customers holding a higher level of deposits during the COVID-19 pandemic, including unused balances from PPP loan proceeds.  Total loans were $1.56 billion at June 30, 2020, an increase of $167.3 million from $1.40 billion at March 31, 2020 and an increase of $219.2 million from $1.34 billion at June 30, 2019.

Commercial loans increased by $279.6 million from June 30, 2019 to June 30, 2020, partially offset by a decrease of $50.1 million in the residential mortgage portfolio, and a decrease of

Macatawa Bank Corporation 2Q Results / page 5 of 6

$10.9 million in the consumer loan portfolio.  Commercial real estate loans increased by $6.0 million while commercial and industrial loans increased by $273.5 million during the same period.  The growth in commercial and industrial loans was due to PPP loan originations during the second quarter 2020.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019

Construction and Development	$127,094	$135,648	$134,710	$117,782	$102,516
Other Commercial Real Estate	442,862	457,003	463,748	462,686	461,427
Commercial Loans Secured by Real Estate	569,956	592,651	598,458	580,468	563,943
Commercial and Industrial (1)	740,761	527,590	499,572	492,085	467,222
Total Commercial Loans	$1,310,717	$1,120,241	$1,098,030	$1,072,553	$1,031,165

(1)	Includes $335.7 million in PPP loans at June 30, 2020

Total deposits were $2.12 billion at June 30, 2020, up $412.9 million, or 24 percent, from $1.71 billion at March 31, 2020 and were up $457.2 million, or 28 percent, from $1.66 billion at June 30, 2019.  The increase in total deposits from March 31, 2020 was primarily in demand deposits (up $348.9 million) as business customers account balances increased from proceeds from PPP loans providing additional liquidity to those customers.  Demand deposits were up $372.0 million in the second quarter 2020 compared to the second quarter 2019.  Money market deposits and savings deposits were up $74.6 million from the first quarter 2020 and were up $97.7 million from the second quarter 2019.  Certificates of deposit were down $10.6 million at June 30, 2020 compared to March 31, 2020 and were down $12.7 million compared to June 30, 2019 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Bank has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank’s total risk-based regulatory capital ratio at June 30, 2020 was higher than the ratios at both March 31, 2020 and June 30, 2019.  The Bank’s risk-based regulatory capital ratios continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as “well capitalized” at June 30, 2020.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 2Q Results / page 6 of 6

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management’s current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” “believe,” “expect,” “may,” “should,” “will,” ”intend,” “continue,” “improving,” “additional,” “focus,” “forward,” “future,” “efforts,” “strategy,” “momentum,” “positioned,” and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Part II, Item 1A – Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and in “Item 1A - Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Six Months Ended
	2nd Qtr	1st Qtr	2nd Qtr	June 30
EARNINGS SUMMARY	2020	2020	2019	2020	2019
Total interest income	$16,507	$17,494	$19,239	$34,001	$38,429
Total interest expense	1,460	2,191	3,284	3,651	6,453
Net interest income	15,047	15,303	15,955	30,350	31,976
Provision for loan losses	1,000	700	(200)	1,700	(450)
Net interest income after provision for loan losses	14,047	14,603	16,155	28,650	32,426

NON-INTEREST INCOME
Deposit service charges	860	1,110	1,078	1,970	2,128
Net gains on mortgage loans	1,849	650	614	2,499	825
Trust fees	945	935	1,003	1,880	1,893
Other	2,200	2,264	2,403	4,464	4,580
Total non-interest income	5,854	4,959	5,098	10,813	9,426

NON-INTEREST EXPENSE
Salaries and benefits	5,766	6,691	6,379	12,457	12,623
Occupancy	949	1,009	996	1,958	2,089
Furniture and equipment	882	855	866	1,737	1,710
FDIC assessment	76	-	119	76	239
Problem asset costs, including losses and (gains)	17	61	15	78	68
Other	2,814	3,106	2,959	5,920	5,844
Total non-interest expense	10,504	11,722	11,334	22,226	22,573
Income before income tax	9,397	7,840	9,919	17,237	19,279
Income tax expense	1,759	1,429	1,916	3,188	3,630
Net income	$7,638	$6,411	$8,003	$14,049	$15,649

Basic earnings per common share	$0.22	$0.19	$0.24	$0.41	$0.46
Diluted earnings per common share	$0.22	$0.19	$0.24	$0.41	$0.46
Return on average assets	1.31%	1.27%	1.62%	1.29%	1.59%
Return on average equity	13.50%	11.63%	15.94%	12.58%	15.87%
Net interest margin (fully taxable equivalent)	2.74%	3.25%	3.45%	2.98%	3.50%
Efficiency ratio	50.26%	57.85%	53.84%	54.00%	54.52%

BALANCE SHEET DATA	June 30	March 31	June 30
Assets	2020	2020	2019
Cash and due from banks	$33,079	$25,861	$30,943
Federal funds sold and other short-term investments	426,926	181,334	199,940
Debt securities available for sale	229,489	243,368	222,825
Debt securities held to maturity	89,195	82,514	79,054
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	1,677	1,966	1,016
Total loans	1,562,688	1,395,341	1,343,512
Less allowance for loan loss	15,855	18,889	16,886
Net loans	1,546,833	1,376,452	1,326,626
Premises and equipment, net	43,052	43,461	44,424
Bank-owned life insurance	42,654	42,411	41,695
Other real estate owned	2,624	2,626	3,067
Other assets	24,061	19,539	17,257

Total Assets	$2,451,148	$2,031,090	$1,978,405

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$748,624	$492,409	$476,700
Interest-bearing deposits	1,369,667	1,212,971	1,184,406
Total deposits	2,118,291	1,705,380	1,661,106
Other borrowed funds	70,000	70,000	60,000
Long-term debt	20,619	20,619	41,238
Other liabilities	12,900	11,511	10,542
Total Liabilities	2,221,810	1,807,510	1,772,886

Shareholders’ equity	229,338	223,580	205,519

Total Liabilities and Shareholders’ Equity	$2,451,148	$2,031,090	$1,978,405

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
	2020	2020	2019	2019	2019	2020	2019
EARNINGS SUMMARY
Net interest income	$15,047	$15,303	$15,675	$15,836	$15,955	$30,350	$31,976
Provision for loan losses	1,000	700	-	-	(200)	1,700	(450)
Total non-interest income	5,854	4,959	5,089	5,213	5,098	10,813	9,426
Total non-interest expense	10,504	11,722	10,643	11,009	11,334	22,226	22,573
Federal income tax expense	1,759	1,429	1,949	1,882	1,916	3,188	3,630
Net income	$7,638	$6,411	$8,172	$8,158	$8,003	$14,049	$15,649

Basic earnings per common share	$0.22	$0.19	$0.24	$0.24	$0.24	$0.41	$0.46
Diluted earnings per common share	$0.22	$0.19	$0.24	$0.24	$0.24	$0.41	$0.46

MARKET DATA
Book value per common share	$6.72	$6.56	$6.38	$6.22	$6.04	$6.72	$6.04
Tangible book value per common share	$6.72	$6.56	$6.38	$6.22	$6.04	$6.72	$6.04
Market value per common share	$7.82	$7.12	$11.13	$10.39	$10.26	$7.82	$10.26
Average basic common shares	34,108,982	34,106,719	34,080,275	34,060,796	34,042,886	34,108,057	34,041,628
Average diluted common shares	34,108,982	34,106,719	34,080,275	34,060,796	34,042,886	34,108,057	34,041,628
Period end common shares	34,114,901	34,107,995	34,103,542	34,061,080	34,042,331	34,114,901	34,042,331

PERFORMANCE RATIOS
Return on average assets	1.31%	1.27%	1.59%	1.59%	1.62%	1.29%	1.59%
Return on average equity	13.50%	11.63%	15.27%	15.69%	15.94%	12.58%	15.87%
Net interest margin (fully taxable equivalent)	2.74%	3.25%	3.24%	3.29%	3.45%	2.98%	3.50%
Efficiency ratio	50.26%	57.85%	51.26%	52.30%	53.84%	54.00%	54.52%
Full-time equivalent employees (period end)	335	331	325	327	338	335	338

ASSET QUALITY
Gross charge-offs	$4,183	$39	$33	$48	$41	$4,222	$198
Net charge-offs/(recoveries)	$4,034	$(989)	$(55)	$(259)	$(194)	$3,046	$(460)
Net charge-offs to average loans (annualized)	1.03%	-0.29%	-0.02%	-0.08%	-0.06%	0.41%	-0.07%
Nonperforming loans	$2,957	$7,230	$203	$211	$293	$2,957	$293
Other real estate and repossessed assets	$2,624	$2,626	$2,748	$3,109	$3,067	$2,624	$3,067
Nonperforming loans to total loans	0.19%	0.52%	0.01%	0.02%	0.02%	0.19%	0.02%
Nonperforming assets to total assets	0.23%	0.49%	0.14%	0.15%	0.17%	0.23%	0.17%
Allowance for loan losses	$15,855	$18,889	$17,200	$17,145	$16,886	$15,855	$16,886
Allowance for loan losses to total loans	1.01%	1.35%	1.24%	1.24%	1.26%	1.01%	1.26%
Allowance for loan losses to total loans (excluding PPP loans)	1.29%	1.35%	1.24%	1.24%	1.26%	1.01%	1.26%
Allowance for loan losses to nonperforming loans	536.19%	261.26%	8472.91%	8125.59%	5763.14%	536.19%	5763.14%

CAPITAL
Average equity to average assets	9.68%	10.93%	10.42%	10.15%	10.15%	10.26%	10.04%
Common equity tier 1 to risk weighted assets (Consolidated)	14.92%	13.43%	13.46%	13.23%	13.13%	14.92%	13.13%
Tier 1 capital to average assets (Consolidated)	10.49%	11.90%	11.49%	12.22%	12.34%	10.49%	12.34%
Total capital to risk-weighted assets (Consolidated)	17.30%	15.81%	15.78%	16.83%	16.78%	17.30%	16.78%
Common equity tier 1 to risk weighted assets (Bank)	15.81%	14.23%	14.26%	15.31%	15.27%	15.81%	15.27%
Tier 1 capital to average assets (Bank)	10.21%	11.56%	11.15%	11.88%	12.01%	10.21%	12.01%
Total capital to risk-weighted assets (Bank)	16.87%	15.39%	15.33%	16.39%	16.36%	16.87%	16.36%
Common equity to assets	9.36%	11.01%	10.52%	9.88%	10.40%	9.36%	10.40%
Tangible common equity to assets	9.36%	11.01%	10.52%	9.88%	10.40%	9.36%	10.40%

END OF PERIOD BALANCES
Total portfolio loans	$1,562,688	$1,395,341	$1,385,627	$1,377,227	$1,343,512	$1,562,688	$1,343,512
Earning assets	2,316,213	1,912,400	1,943,356	1,999,817	1,856,962	2,316,213	1,856,962
Total assets	2,451,148	2,031,090	2,068,770	2,144,498	1,978,405	2,451,148	1,978,405
Deposits	2,118,291	1,705,380	1,753,294	1,820,140	1,661,106	2,118,291	1,661,106
Total shareholders’ equity	229,338	223,580	217,469	211,785	205,519	229,338	205,519

AVERAGE BALANCES
Total portfolio loans	$1,571,544	$1,384,465	$1,377,051	$1,348,417	$1,367,202	$1,478,005	$1,383,244
Earning assets	2,216,193	1,897,236	1,931,333	1,921,346	1,860,353	2,056,714	1,847,211
Total assets	2,338,888	2,017,823	2,055,398	2,049,006	1,978,880	2,178,355	1,963,675
Deposits	2,007,258	1,701,994	1,727,946	1,728,657	1,667,580	1,854,626	1,656,983
Total shareholders’ equity	226,288	220,538	214,112	208,031	200,888	223,413	197,196